Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 30, 2014, between Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association (the “Trustee”).

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of December 8, 2005 (the “Original Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of January 6, 2006, and that certain Second Supplemental Indenture, dated as of May 5, 2010, each as between the Company and the Trustee (such supplemental indentures, the “Supplemental Indentures”), pursuant to which the Company may issue Securities from time to time;

WHEREAS, on August 2, 2011, pursuant to an Officers’ Certificate (the “Officers’ Certificate” and, together with the Original Indenture and the Supplemental Indentures, the “Indenture”), and in accordance with the terms of the Indenture, the Company established a series of Securities under the Indenture designated as the “4.25% Convertible Senior Notes due 2018”;

WHEREAS, effective June 30, 2014 the Company will reclassify (the “Reclassification”) each share of its outstanding Class A Common Stock, par value $0.0001 per share (the “Pre-Reclassification Common Stock”), into one share of FNF Group common stock, par value $0.0001 per share (the “FNF Common Stock”) and 0.3333 of a share of FNFV Group common stock, par value $0.0001 per share (the “FNFV Common Stock”);

WHEREAS, pursuant to the terms of the Reclassification, the Reclassification shall become effective upon the Company’s Fourth Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Reclassification Effective Time”);

WHEREAS, the Reclassification constitutes a Conversion Right Change Event and, accordingly, pursuant to Section 12.14 of the Officers’ Certificate, the Company is required, as a condition precedent to the Reclassification, to execute and deliver to the Trustee a supplemental indenture providing that, among other things, from and after the effective time of the Reclassification, the Conversion Consideration due upon conversion of any Note shall be determined in the same manner as if each reference to any number of shares of Common Stock in Article 12 of the Officers’ Certificate were instead a reference to the same number of Reference Property Units (each Reference Property Unit with respect to the Reclassification consisting of one share of FNF Common Stock and 0.3333 of a share of FNFV Common Stock);

WHEREAS, Section 8.1(12) of the Indenture provides that the Company and the Trustee may, without the consent of any Holders, enter into indentures supplemental to the Indenture to make provisions with respect to the conversion rights of the Holders as a result of a Conversion Right Change Event pursuant to Section 12.14 of the Officers’ Certificate; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts and requirements necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.1. Defined Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.1. Effectiveness. The terms of this Supplemental Indenture shall become effective, without further action on the part of the Company, the Trustee or any Holder, from and after the Reclassification Effective Time, and, except as otherwise provided herein, provisions of the Indenture in effect prior to the Reclassification Effective Time shall apply for all purposes prior to the Reclassification Effective Time.

Section 3.1. Amendments to Indenture. The following amendments to the Indenture and the Notes shall apply only with respect to the Notes and not with respect to any other series of Securities.

(a) Section 1.1. Section 1.1, Definitions, of the Indenture, as modified by Item 10 of the Officers’ Certificate, is hereby amended to:

(i) Add the following definitions in appropriate alphabetical order to Item 10 of the Officers’ Certificate:

“Basket Security” means, as of any time, a basket of securities with each unit of such basket consisting of (x) a number of shares of FNF Common Stock equal to the Number of FNF Basket Shares as of such time and (y) a number of shares of FNFV Common Stock equal to the Number of FNFV Basket Shares as of such time.

“Class of Common Stock” means the FNF Common Stock or the FNFV Common Stock.

“Effective Time” means the effective time of the Third Supplemental Indenture, as provided therein.

“FNF Common Stock” means the FNF Group common stock, par value $0.0001 per share, of the Company or such other Capital Stock of the Company into which the FNF Common Stock is reclassified or changed.

“FNF Daily VWAP” shall have the meaning ascribed to “Daily VWAP” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNF Common Stock”.

“FNF Trading Day” shall have the meaning ascribed to “Trading Day” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNF Common Stock”.

“FNF VWAP Market Disruption Event” shall have the meaning ascribed to “VWAP Market Disruption Event” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNF Common Stock”.

“FNF VWAP Trading Day” shall have the meaning ascribed to “VWAP Trading Day” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNF Common Stock”.

“FNFV Common Stock” means the FNFV Group common stock, par value $0.0001 per share, of the Company or such other Capital Stock of the Company into which the FNFV Common Stock is reclassified or changed.

“FNFV Daily VWAP” shall have the meaning ascribed to “Daily VWAP” pursuant to the terms of the Indenture in effect prior to the Effective Time except that (x) each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNFV Common Stock” and (y) the phrase “FNF.N <equity> AQR” in the definition thereof shall be deemed to be replaced with “FNFV.N <equity> AQR.

“FNFV Trading Day” shall have the meaning ascribed to “Trading Day” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNFV Common Stock”.

“FNFV VWAP Market Disruption Event” shall have the meaning ascribed to “VWAP Market Disruption Event” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNFV Common Stock”.

“FNFV VWAP Trading Day” shall have the meaning ascribed to “VWAP Trading Day” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNFV Common Stock”.

“Number of Basket Shares,” with respect to any Class of Common Stock, means, as of any time, the Number of FNF Basket Shares (if such Class of Common Stock is FNF Common Stock) or the Number of FNFV Basket Shares (if such Class of Common Stock is FNFV Common Stock) as of such time.

“Number of FNF Basket Shares” means, as of the Effective Time, one (1) share of FNF Common Stock; provided, however, that the Number of FNF Basket Shares shall be subject to adjustment pursuant to Section 12.05(a), (b) and (e) and Section 12.12.

“Number of FNFV Basket Shares” means, as of the Effective Time, 0.3333 of a share of FNFV Common Stock; provided, however, that the Number of FNFV Basket Shares shall be subject to adjustment pursuant to Section 12.05(a), (b) and (e) and Section 12.12.

“Reclassification” means the reclassification of each share of the Company’s outstanding Class A Common Stock, par value $0.0001 per share, into one share of FNF Common Stock and 0.3333 of a share of FNFV Common Stock occurring immediately prior to the Effective Time.

“Spin Off Last Reported Sale Price” means, on any Trading Day, with respect to any Capital Stock or similar equity interest distributed to holders of any Class of Common Stock pursuant to a Spin-Off (each unit of such Capital Stock or similar equity interest, a “Spin Off Equity Unit”), the product of (x) an amount equal to the “Last Reported Sale Price” as defined pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to any share of “Common Stock” in the definition thereof shall be deemed instead to be a reference to a “Spin Off Equity Unit”; and (y) an amount equal to the number of Spin Off Equity Units so distributed in respect of a number of shares of such Class of Common Stock equal to the Number of Basket Shares of such Class of Common Stock in effect on such Trading Day; provided, however, that, for these purposes, and for the purposes of the definition of “FMV0” in Section 12.05(c)(ii), “Trading Day” shall have the meaning ascribed to “Trading Day” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to any share of “Common Stock” in the definition thereof shall be deemed instead to be a reference to a “Spin Off Equity Unit”.

“Third Supplemental Indenture” means that certain Third Supplemental Indenture, dated as of June 30, 2014, by and between the Company and the Trustee.

(ii) Replace the definitions corresponding to the below defined terms in Item 10 of the Officers’ Certificate in their entirety with the following definitions:

“Common Stock” means the Basket Securities, and each share of Common Stock shall refer to one unit of Basket Securities.

“Daily Measurement Value” has the meaning set forth in Section 12.03(ii)(3)(A).

“Daily VWAP” means, with respect to any VWAP Trading Day, the sum of (i) the product of (x) the FNF Daily VWAP for such VWAP Trading Day and (y) the Number of FNF Basket Shares as of such Trading Day; and (ii) the product of (x) the FNFV Daily VWAP for such VWAP Trading Day and (y) the Number of FNFV Basket Shares as of such Trading Day.

“Ex-Dividend Date” means, with respect to an issuance or distribution on any Class of Common Stock, the first date when shares of such Class of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued when any of the following occurs:

(1)	a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than the Company, its Subsidiaries and the employee benefits plans of the Company and of the Company’s Subsidiaries)) has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s common equity representing more than fifty percent (50%) of the voting power of the Company’s common equity; provided, however, that if an event described in this clause (1) also constitutes a Fundamental Change pursuant to clause (2) below, then such event shall be deemed to be a Fundamental Change solely under clause (2) below;

(2)

(i) the consummation of any consolidation or merger of the Company pursuant to which either Class of Common Stock shall be converted into cash, securities or other property or (ii) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s Subsidiaries (any such consolidation, merger, sale, lease or transfer, a “Business Combination Event”); provided, however, that (I) if the holders of more than fifty percent (50%) of the voting power of the Company’s common equity immediately before such Business Combination Event own, directly or indirectly, more than fifty percent (50%) of the voting power of the continuing or surviving Person or transferee, or the parent thereof, immediately after such Business Combination Event, then such Business Combination Event shall not constitute a Fundamental Change pursuant to this clause (2) (a Business Combination Event that satisfies the requirements of this clause (I), an “Excluded Business Combination Event”); and (II) a Business Combination Event shall not constitute a Fundamental Change if (x) at least ninety percent (90%) of the consideration received or to be received by holders of such Class of Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights), in connection with such Business Combination Event consists of shares of common stock or depositary receipts evidencing interests in ordinary shares or common equity, which common stock or depositary receipts are (or shall be immediately following such Business Combination Event) traded on a U.S. national securities exchange (such shares or depositary receipts, “Publicly Traded Securities”); and (y) as a result of such Business Combination Event, the Reference Property with respect to such Class of Common Stock consists of such Publicly Traded Securities (a Business Combination Event that satisfies the requirements of clauses (x) and (y), a “Listed Stock Business Combination Event”);

(3)	the holders of any Class of Common Stock approve any plan or proposal for the Company’s liquidation or dissolution; or

(4)	either Class of Common Stock is neither listed nor quoted on a U.S. national securities exchange (or any successor thereto) for a period of at least five (5) consecutive days.

“Last Reported Sale Price” has the following meaning:

(a) the “Last Reported Sale Price,” with respect to any share of FNF Common Stock, shall have the meaning ascribed to “Last Reported Sale Price” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNF Common Stock”;

(b) the “Last Reported Sale Price,” with respect to any share of FNFV Common Stock, shall have the meaning ascribed to “Last Reported Sale Price” pursuant to the terms of the Indenture in effect prior to the Effective Time, except that each reference to “Common Stock” in the definition thereof shall be deemed instead to be a reference to “FNFV Common Stock”; and

(c) the “Last Reported Sale Price,” with respect to any share of Common Stock on any Trading Day, means the sum of (i) the product of (x) the Last Reported Sale Price per share of FNF Common Stock for such Trading Day and (y) the Number of FNF Basket Shares as of such Trading Day; and (ii) the product of (x) the Last Reported Sale Price per share of FNFV Common Stock for such Trading Day and (y) the Number of FNFV Basket Shares as of such Trading Day.

“Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the FNF Common Stock or the FNFV Common Stock, or in any options contracts or futures contracts relating to the FNF Common Stock or the FNFV Common Stock, where such suspension or limitation occurs or exists at any time during the thirty (30) minutes prior to the closing time of the relevant exchange on such Scheduled Trading Day.

“Scheduled Trading Day” means a day that is scheduled to be (x) an FNF Trading Day on the principal U.S. national or regional securities exchange or market on which the FNF Common Stock is listed or admitted for trading and (y) an FNFV Trading Day on the principal U.S. national or regional securities exchange or market on which the FNFV Common Stock is listed or admitted for trading; provided, however, that (i) if the neither the FNF Common Stock nor the FNFV Common Stock is so listed or admitted for trading, then “Scheduled Trading Day” means a Business Day; and (ii) if one Class of Common Stock is listed or admitted for trading on a principal U.S. national or regional securities exchange or market but the other Class of Common Stock is not, then “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on such principal U.S. national or regional securities exchange.

“Trading Day” means any day that is both an FNF Trading Day and an FNFV Trading Day.

“VWAP Market Disruption Event” means an FNF VWAP Market Disruption Event or an FNFV VWAP Market Disruption Event.

“VWAP Trading Day” means a day that is both an FNF VWAP Trading Day and an FNFV VWAP Trading Day.

(b) Section 9.13. Section 9.13, Additional Interest, of the Indenture is hereby amended to replace each of the references to “Common Stock” in subsections (2) and (6) thereof with “FNF Common Stock and FNFV Common Stock”.

(c) Section 9.14. Section 9.13, Rule 144A Information, of the Indenture is hereby amended to replace the reference to “Common Stock” therein with “any Class of Common Stock”.

(d) Section 12.01(a). Clause (iii) of Section 12.01(a), When Holders May Convert Notes, of the Indenture is hereby replaced in its entirety with the following:

“(iii) Conversion Upon Specified Corporate Transactions.

(1)	Certain Distributions. If the Company elects to:

(A) issue, to all or substantially all holders of any Class of Common Stock, any rights, options or warrants (other than pursuant to a rights plan) entitling such Holders, for a period of not more than sixty (60) calendar days after the announcement date of such issuance, to subscribe for or purchase shares of such Class of Common Stock, at a price per share that is less than the average of the Last Reported Sale Prices per share of such Class of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding such announcement date; or

(B) distribute, to all or substantially all holders of any Class of Common Stock, assets or debt securities of the Company, or any rights to purchase securities of the Company (other than pursuant to a rights plan), which distribution has a per share value, as reasonably determined by the Board of Directors, exceeding ten percent (10%) of the Last Reported Sale Price per share of such Class of Common Stock on the Trading Day immediately preceding the date of announcement of such distribution, then, in each case, (I) the Company shall notify Holders at least thirty five (35) Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution; (II) upon the Company’s giving of such notice, a Holder may surrender all or a portion of its Notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the Business Day immediately preceding such Ex-Dividend Date and (ii) the Company’s announcement that such issuance or distribution shall not take place; provided, however, that no Holder may convert Notes pursuant to this Section 12.01(a)(iii)(1) if such Holder is entitled to participate in such issuance or distribution as a result of holding, and without having to convert, Notes.

(2) Certain Corporate Events. If a transaction or event that constitutes a Fundamental Change, Make-Whole Fundamental Change or Listed Stock Business Combination Event occurs, then (I) the Company shall notify Holders as soon as practicable after the Company first learns of the anticipated or actual effective date of such transaction or event (and the Company hereby undertakes to use commercially reasonably efforts to make such determination in time to deliver such notice at least thirty five (35) Scheduled Trading Days before the effective date of such transaction or event); and (II) a Holder may surrender all or a portion of its Notes for conversion at any time from the time the Company delivers such notice until the earliest of the following: (x) the thirty fifth (35th) Trading Day immediately following the effective date of such transaction or event; (y) in the event such transaction or event constitutes a Fundamental Change, the Business Day immediately preceding the Fundamental Change Purchase Date for such Fundamental Change; and (z) the date, if any, on which the Company announces that such transaction or event shall not occur.”

(e) Section 12.03. Section 12.03, Settlement Upon Conversion, of the Indenture is hereby amended to:

(i) Delete the proviso to Section 12.03(a)(ii)(1).

(ii) Delete the proviso to Section 12.03(a)(ii)(3)(B).

(iii) Replace clause (a)(iii) in its entirety with the following: “Notwithstanding anything to the contrary in the Indenture, the Notes or the Establishing Certificate, if the Company is otherwise obligated to deliver a fraction of a share of any Class of Common Stock upon the conversion of any Note, then the Company shall instead deliver a cash amount equal to the following: (i) if Physical Settlement applies to such conversion, the product of such fraction and the Last Reported Sale Price per share of such Class of Common Stock on the Conversion Date for such conversion; and (ii) if Combination Settlement applies to such conversion, the product of such fraction and the FNF Daily VWAP (in the case of a fractional share of FNF Common Stock) or the FNFV Daily VWAP (in the case of a fractional share of FNFV Common Stock) on the last VWAP Trading Day of the Observation Period for such conversion. The determination, pursuant to the immediately preceding sentence, of the amount of cash, if any, to be delivered in lieu of issuing any fractional share upon the conversion of a Note shall be made by aggregating all of the Notes that the Holder of such Note has surrendered for conversion on a particular Conversion Date;”

(iv) Add the following paragraph at the end of Section 12.03(a):

“For the avoidance of doubt, if the Conversion Consideration with respect to the conversion of any Note consists of any shares of Common Stock, then the Company shall deliver the separate shares of FNF Common Stock and FNFV Common Stock constituting such shares of Common Stock.”

(v) Replace clause (c)(iii) in its entirety with the following:

“(iii) holders of both the FNF Common Stock and the FNFV Common Stock receive only cash in such Make-Whole Fundamental Change; and”

(f) Section 12.05. Section 12.05, Adjustments to the Conversion Rate for Certain Transactions, of the Indenture is replaced in its entirety with the following:

“Section 12.05. Adjustments to the Conversion Rate, the Number of FNF Basket Shares and the Number of FNFV Basket Shares for Certain Transactions. Subject to Section 12.07 and Section 12.08, the Conversion Rate, the Number of FNF Basket Shares and the Number of FNFV Basket Shares shall be subject to adjustment from time to time as follows:

(a)	If the Company issues solely shares of a Class of Common Stock as a dividend or distribution on all or substantially all of the shares of such Class of Common Stock, or if the Company effects a share split or share combination of any Class of Common Stock, then the Number of Basket Shares of such Class of Common Stock shall be adjusted based on the following formula:

where:

BS0 =	the Number of Basket Shares of such Class of Common Stock in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as the case may be;

BS1 =	the Number of Basket Shares of such Class of Common Stock in effect immediately after the open of business on such Ex-Dividend Date or effective date, as the case may be;

OS0 =	the number of shares of such Class of Common Stock outstanding immediately before the open of business on such Ex-Dividend Date or effective date, as the case may be; and

OS1 =	the number of shares of such Class of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Each adjustment pursuant to this Section 12.05(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution or effective date for such share split or combination, as the case may be. If any dividend, distribution, split or combination of the type described in this Section 12.05(a) is declared with respect to any Class of Common Stock but not so paid or made, then the Number of

Basket Shares of such Class of Common Stock shall immediately be readjusted, effective as of the date the Board of Directors determines not to make such dividend, distribution, split or combination, to equal the Number of Basket Shares of such Class of Common Stock that would then be in effect had such dividend, distribution, split or combination not been declared or announced.

(b)	If the Company issues, to all or substantially all holders of any Class of Common Stock, any rights, options or warrants (other than pursuant to any rights plan in effect from time to time) entitling them, for a period of not more than sixty (60) calendar days after the announcement date of such issuance, to subscribe for or purchase shares of such Class of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of such Class of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding such announcement date, then the Number of Basket Shares of such Class of Common Stock shall be adjusted based on the following formula:

where:

BS0 =	the Number of Basket Shares of such Class of Common Stock in effect immediately before the open of business on the Ex-Dividend Date for such issuance;

BS1 =	the Number of Basket Shares of such Class of Common Stock in effect immediately after the open of business on such Ex-Dividend Date;

OS0 =	the number of shares of the such Class of Common Stock outstanding immediately before the open of business on such Ex-Dividend Date;

X =	the total number of shares of such Class of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	a fraction whose numerator is the aggregate price payable to exercise such rights, options or warrants and whose denominator is the average of the Last Reported Sale Prices per share of such Class of Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding such announcement date.

Each adjustment to the Number of Basket Shares of such Class of Common Stock pursuant to this Section 12.05(b) shall be made successively whenever any such rights, options or warrants with respect to such Class of Common Stock are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of such Class of Common Stock are not delivered after the expiration of such rights, options or warrants, the Number of Basket Shares of such Class of Common Stock shall be readjusted to equal the Number of Basket Shares of such Class of Common Stock that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of such Class of Common Stock actually delivered. If such rights, options or warrants are not so issued, then the Number of Basket Shares of such Class of Common Stock shall immediately be readjusted to equal the Number of Basket Shares of such Class of Common Stock that would then be in effect had the relevant adjustment pursuant to this Section 12.05(b) not occurred.

For purposes of this Section 12.05(b), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of any Class of Common Stock at a per share price that is less than the average of the Last Reported Sale Prices per share of such Class of Common Stock referred to above, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable upon exercise thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c)

(i)	If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company, or rights or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of any Class of Common Stock (for purposes of this paragraph (c)(i), the “applicable Class of Common Stock,” and, the Class of Common Stock that is not the applicable Class of Common Stock, the “other Class of Common Stock”), excluding:

(1)	dividends or distributions (including subdivisions) and rights, options or warrants for which an adjustment is made pursuant to Section 12.05(a) or Section 12.05(b);

(2)	rights issued to all holders of the applicable Class of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, continue to trade with the applicable Class of Common Stock and Holders shall receive such rights together the shares of the applicable Class of Common Stock, if any, they receive upon conversion of their Notes as provided in Section 12.11;

(3)	dividends or distributions paid exclusively in cash for which an adjustment is made pursuant to Section 12.05(d); and

(4)	Spin-Offs for which an adjustment is made pursuant to Section 12.05(c)(ii),

then the Conversion Rate shall be adjusted based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the open of business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0 =	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =	the product of (w) the fair market value (as determined by the Board of Directors), as of the open of business on the Ex-Dividend Date for such distribution, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of the applicable Class of Common Stock; and (x) the Number of Basket Shares of the applicable Class of Common Stock in effect as of the open of business on such Ex-Dividend Date; provided, however, that if a distribution of the type set forth in this clause (c)(i) is being made on the other Class of Common Stock (excluding, for the avoidance of doubt, any distributions described in clauses (1), (2), (3) or (4) above) and such distribution has the same Ex-Dividend Date as the Ex-Dividend Date for the distribution on the applicable Class of Common Stock (such distribution on the other Class of Common Stock, a “Concurrent Distribution”), then there shall be added, to such product, an amount equal to the product of (y) the fair market value (as determined by the Board of Directors), as of the open of business on such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights or warrants distributed pursuant to the Concurrent Distribution with respect to each outstanding share of the other Class of Common Stock; and (z) the Number of Basket Shares of the other Class of Common Stock in effect as of the open of business on such Ex-Dividend Date;

provided, however, that if SP0 minus FMV is less than one Dollar ($1.00), then, in lieu of the foregoing adjustment, each Holder shall receive, for each $1,000 principal amount of its Notes, at the same time and upon the same terms as holders of the applicable Class of Common Stock, the amount and kind of Capital Stock, indebtedness, assets, property, rights or warrants that such Holder would have received as if such Holder had owned (I) a number of shares of the applicable Class of Common Stock equal to the Number of Basket Shares of such Class of Common Stock in effect as of the close of business on the regular record date for such distribution and (II) in the case of a Concurrent Distribution, a number of shares of the other Class of Common Stock equal to the Number of Basket Shares of the other Class of Common Stock in effect as of the close of business on the regular record date for such Concurrent Distribution.

Each adjustment to the Conversion Rate pursuant to this Section 12.05(c)(i) shall become effective immediately after the open of business on the Ex-Dividend Date for the applicable distribution. If such distribution is not so paid or made, or if any rights or warrants are not exercised before their expiration date, then the Conversion Rate shall be readjusted to equal the Conversion Rate that would then be in effect had such distribution not been declared or to the extent such rights or warrants were actually exercised, as applicable.

(ii)	If the Company dividends or distributes, to all or substantially all holders of any Class of Common Stock, shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company and such Capital Stock or equity interest is listed for trading or quoted (or shall be listed or quoted upon consummation of the transaction) on a securities exchange (such a dividend or distribution, a “Spin-Off”), then the Conversion Rate shall be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the open of business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such Spin-Off;

FMV0	=	the average of the Spin Off Last Reported Sale Prices over the ten (10) consecutive Trading Day period (such period, subject to the immediately following proviso, the “Valuation Period”) immediately following, and including, the Ex-Dividend Date of such Spin-Off; and

MP0	=	the average of the Last Reported Sale Prices per share of Common Stock over the Valuation Period;

provided, however, that (i) if the Conversion Settlement Day for a Note whose conversion is to be settled pursuant to Cash Settlement or Combination Settlement occurs on or before the last Trading Day in the Valuation Period and any VWAP Trading Day in the Observation Period for such Note occurs on any Trading Day within the Valuation Period, then, solely for purposes of determining the Conversion Consideration for such Note, the Valuation Period shall be deemed to be the period from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the last VWAP Trading Day in such Observation Period (or, if such VWAP Trading Day is not a Trading Day, the immediately preceding Trading Day); and (ii) if the Conversion Settlement Day for a Note whose conversion is to be settled pursuant to Physical Settlement occurs on or before the last Trading Day in the Valuation Period and the Conversion Date for such Note occurs on any Trading Day within the Valuation Period, then, solely for purposes of determining the Conversion Consideration for such Note, the Valuation Period shall be deemed to be the period from, and including, the Ex-Dividend Date of such Spin-Off to, and including, such Conversion Date (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

Each adjustment to the Conversion Rate pursuant to this Section 12.05(c)(ii) shall become effective immediately after the open of business on the Ex-Dividend Date for such Spin-Off. If such Spin-Off is subsequently cancelled and does not become effective, then the Conversion Rate shall be readjusted to equal the Conversion Rate that would have been in effect if such Spin-Off had not been declared.

(d)	If the Company makes or pays any cash dividend or distribution to all or substantially all holders of any Class of Common Stock (for purposes of this paragraph (d), the “applicable Class of Common Stock,” and, the Class of Common Stock that is not the applicable Class of Common Stock, the “other Class of Common Stock”), excluding:

(i)	any quarterly cash dividend on the applicable Class of Common Stock, provided the sum of:

(1)	the product of (x) the aggregate cash dividends (including, for the avoidance of doubt, such quarterly cash dividend) paid per share of the applicable Class of Common Stock in the fiscal quarter of such quarterly cash dividend and (y) the Number of Basket Shares of the applicable Class of Common Stock in effect immediately before the open of business on the Ex-Dividend Date for such dividend; and

(2)	the product of (x) the aggregate cash dividends paid per share of the other Class of Common Stock in such fiscal quarter and (y) the Number of Basket Shares of the other Class of Common Stock in effect immediately before the open of business on such Ex-Dividend Date, does not exceed an amount equal to twelve cents ($0.12) (such amount, the “Dividend Threshold Amount,” which amount shall be adjusted proportionately for stock splits, dividends and combinations and similar transactions) (the amount, if any, by which such sum exceeds the Dividend Threshold Amount, the “Excess Dividend”); and

(ii)	distributions made upon a consolidation, merger, combination or sale, lease or other transfer that results in a change in the Conversion Consideration pursuant to Section 12.14,

then the Conversion Rate shall be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the Excess Dividend;

provided, however, that if SP0 minus C is less than one Dollar ($1.00), then, in lieu of the foregoing adjustment, each Holder shall receive, for each $1,000 principal amount of its Notes, at the same time and upon the same terms as holders of the applicable Class of Common Stock, the amount of cash such Holder would have received if such Holder had owned a number of shares of the applicable Class of Common Stock equal to the Number of Basket Shares of the applicable Class of Common Stock in effect at the close of business on the regular record date for such dividend or distribution.

Each adjustment to the Conversion Rate pursuant to this Section 12.05(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid or made, then the Conversion Rate shall be readjusted to equal the Conversion Rate that would then be in effect had such dividend or distribution not been declared.

(e)	If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of any Class of Common Stock, and the cash and value (as determined by the Board of Directors) of any other consideration included in the payment per share of such Class of Common Stock exceeds the average of the Last Reported Sale Prices per share of such Class of Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day immediately following the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the Number of Basket Shares of such Class of Common Stock shall be increased based on the following formula:

where:

BS0	=	the Number of Basket Shares of such Class of Common Stock in effect immediately before the close of business on the Expiration Date;

BS1	=	the Number of Basket Shares of such Class of Common Stock in effect immediately after the close of business on the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of such Class of Common Stock outstanding immediately before the time (the “Expiration Time”) such tender or exchange offer expires (before giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of such Class of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices per share of such Class of Common Stock over the ten (10) consecutive Trading Day period (such period, subject to the immediately following proviso, the “Tender/Exchange Offer Valuation Period”) commencing on, and including, the Trading Day immediately following the Expiration Date;

provided, however, that (i) if the Conversion Settlement Day for a Note whose conversion is to be settled pursuant to Cash Settlement or Combination Settlement occurs on or before the last Trading Day in the Tender/Exchange Offer Valuation Period and any VWAP Trading Day in the Observation Period for such Note occurs on any Trading Day within the Tender/Exchange Offer Valuation Period, then, solely for purposes of determining the Conversion Consideration for such Note, the Tender/Exchange Offer Valuation Period shall be deemed to be the period from, and including, the Trading Day immediately following the Expiration Date to, and including, the last VWAP Trading Day in such Observation Period (or, if such VWAP Trading Day is not a Trading Day, the immediately preceding Trading Day); and (ii) if the Conversion Settlement Day for a Note whose conversion is to be settled pursuant to Physical Settlement occurs on or before the last Trading Day in the Tender/Exchange Offer Valuation Period and the Conversion Date for such Note occurs on any Trading Day within the Tender/Exchange Offer Valuation Period, then, solely for purposes of determining the Conversion Consideration for such Note, the Tender/Exchange Offer Valuation Period shall be deemed to be the period from, and including, the Trading Day immediately following the Expiration Date to, and including, such Conversion Date (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

Each adjustment to the Number of Basket Shares of such Class of Common Stock pursuant to this Section 12.05(e) shall become effective immediately after the close of business on the Expiration Date.”

(g) Sections 12.06. Section 12.06, Other Adjustments to the Conversion Rate, of the Indenture is replaced in its entirety with the following:

“Section 12.06. Other Adjustments to the Conversion Rate. Subject to applicable law and any applicable stock exchange rules, the Company may, but is not required to, (i) increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Board of Directors determines that such increase would be in the Company’s best interest; and (ii) increase the Conversion Rate to avoid or diminish income tax to holders of any Class the Common Stock or rights to purchase shares of any Class of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.”

(h) Sections 12.08. Clauses (a) and (c) of Section 12.08, No Adjustments, of the Indenture are replaced in their entirety with the following:

“Section 12.08. No Adjustments.

(a)	Notwithstanding anything to the contrary in the Indenture, the Notes or the Establishing Certificate, no adjustment to the Conversion Rate or the Number of Basket Shares of any Class of Common Stock need be made:

(i)	for a transaction with respect to any Class of Common Stock if each Holder of Notes is to participate, as a result of holding such Notes, in such transaction, without having to convert such Notes, as if such Holder held a number of shares of such Class of Common Stock equal to the product of (A) the Number of Basket Shares of such Class of Common Stock in effect at the close of business on the record date or other relevant date for such transaction and (B) the principal amount (expressed in thousands) of such Notes;

(ii)	upon the issuance of shares of any Class of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii)	upon the issuance of shares of any Class of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iv)	upon the issuance of shares of any Class of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security that is not described in Section 12.08(a)(iii) and that is outstanding as of the date the Notes were first issued;

(v)	for a change in the par value of any Class of Common Stock; or

(vi)	for accrued and unpaid interest on the Notes.

(c)	Except as provided in the Indenture, the Company shall not adjust the Conversion Rate for the issuance of shares of any Class of Common Stock or any securities convertible into or exchangeable for shares of any Class of Common Stock or the right to purchase shares of any Class of Common Stock or such convertible or exchangeable securities.”

(i) Section 12.09. Section 12.09, Company Covenants Not to Engage in Certain Transactions, of the Indenture is replaced in its entirety with the following:

“The Company hereby covenants that it shall not, at any time when any Notes are outstanding, take any action that would result in an adjustment to the Conversion Rate or to the Number of Basket Shares of any Class of Common Stock to an amount that would result in any shares of any Class of Common Stock issuable upon conversion of the Notes to be deemed to have been issued for consideration that is less than the par value of such shares.”

(j) Section 12.10. Section 12.10, Participation in Distributions Resulting in a Conversion Rate Adjustment, of the Indenture is replaced in its entirety with the following:

“Section 12.10. Participation in Distributions Resulting in a Conversion Rate Adjustment.

(a)	Subject to Section 12.10(c), if:

(i)	a Holder converts a Note;

(ii)	Combination Settlement applies to such conversion;

(iii)	on any VWAP Trading Day during the Observation Period for such Note, the Daily Conversion Value for such VWAP Trading Day exceeds the Daily Measurement Value for such VWAP Trading Day;

(iv)	any event that requires an adjustment to the Conversion Rate or to the Number of Basket Shares of any Class of Common Stock pursuant to Section 12.05 has occurred on or before such VWAP Trading Day, but the effective time of such adjustment does not occur until after such VWAP Trading Day; and

(v)	the shares of FNF Common Stock or FNFV Common Stock, as applicable, that the Company shall deliver to such Holder with respect to such VWAP Trading Day are not entitled to participate in such event (because they were not held on the related regular record date or otherwise), then the Company shall adjust the number of shares of FNF Common Stock or FNFV Common Stock, as applicable, that the Company delivers to such Holder as part of the Conversion Consideration applicable to such VWAP Trading Day in a manner that appropriately reflects the relevant event.

(b)	Subject to Section 12.10(c), if:

(i)	a Holder converts a Note;

(ii)	Physical Settlement applies to such conversion;

(iii)	any event that requires an adjustment to the Conversion Rate or to the Number of Basket Shares of any Class of Common Stock pursuant to Section 12.05 has occurred on or before the Conversion Date for such conversion, but the effective time of such adjustment does not occur until after such Conversion Date; and

(iv)	the shares of FNF Common Stock or FNFV Common Stock, as applicable, that the Company shall deliver to such Holder as part of the Conversion Consideration for such conversion are not entitled to participate in such event (because they were not held on the related regular record date or otherwise), then the Company shall adjust the number of shares of FNF Common Stock or FNFV Common Stock, as applicable, that the Company deliver to such Holder as part of the Conversion Consideration for such conversion in a manner that appropriately reflects the relevant event.

(c)	Notwithstanding anything to the contrary in the Indenture, the Notes or the Establishing Certificate, if:

(i)	if an event occurs that requires an adjustment to the Conversion Rate or to the Number of Basket Shares of any Class of Common Stock pursuant to Section 12.05; and

(ii)	a Holder that has converted its Notes would:

(1)	receive, on account of such conversion, shares of FNF Common Stock or FNFV Common Stock, as applicable, based on a Conversion Rate or Number of Basket Shares, as applicable, that is adjusted to account for such event; and

(2)	be a record holder of such shares of FNF Common Stock or FNFV Common Stock, as applicable, on the regular record date for such event,

then, in lieu of receiving shares of FNF Common Stock or FNFV Common Stock, as applicable, at such adjusted Conversion Rate or such Number of Basket Shares, as applicable, such Holder shall receive a number of shares of FNF Common Stock or FNFV Common Stock, as applicable, based on the unadjusted Conversion Rate or Number of Basket Shares, as applicable, and shall participate in such event on the basis of being a record holder of such shares on such regular record date.”

(k) Section 12.11. Section 12.11, Stockholder Rights Plan, of the Indenture is replaced in its entirety with the following:

“Section 12.11 Stockholder Rights Plans. To the extent that the Company shall have a rights plan with respect to any Class of Common Stock in effect at the time any shares of such Class of Common Stock are deliverable as Conversion Consideration in connection with the conversion of a Note, then the Holder of such Note shall receive, in addition to any such shares of such Class of Common Stock, the rights under such rights plan, unless the rights have separated from such Class of Common Stock before such delivery, in which case the Conversion Rate shall be adjusted at the time of such separation pursuant to Section 12.05(c)(i) as if the Company had distributed to, all of holders of such Class of Common Stock, shares of the Company’s Capital Stock, evidences of indebtedness, assets, property, rights or warrants, subject to readjustment in the event of the expiration, termination or redemption of such rights.”

(l) Sections 12.12. Section 12.12, Equitable Adjustments, of the Indenture is replaced in its entirety with the following:

“Section 12.12 Equitable Adjustments. Whenever any provision of the Indenture requires the calculation of any Last Reported Sale Price, the Daily VWAP or any functions thereof over a span of multiple days, the Company will, to the extent appropriate, make adjustments to such prices, such functions of prices, the Conversion Rate, the Number of FNF Basket Shares, the Number of FNFV Basket Shares or the Conversion Consideration due upon conversion of any Note to account for any adjustment to the Conversion Rate or any Number of Basket Shares that becomes effective, or any event requiring an adjustment to the Conversion Rate or any Number of Basket Shares, where the Ex-Dividend Date of such event occurs, at any time before or during the period during which such calculation is to be made.”

(m) Section 12.13. Section 12.13, Adjustment to Conversion Rate Upon a Conversion in Connection With a Make-Whole Fundamental Change, of the Indenture is hereby amended to:

(i) Insert the following immediately before the final period in clause (3) of the proviso to Section 12.13(b)(i): “; provided, however, that, for the avoidance of doubt, an adjustment to the Number of Basket Shares of any Class of Common Stock pursuant to Section 12.05(a), (b) or (e) shall not result in any adjustment to any price set forth in the table above in the row immediately below the row titled “Stock Price” or to any Make-Whole Applicable Increase amount set forth in the table above.”

(ii) Replace clause (b)(ii) in its entirety with the following:

“As used herein, “Applicable Stock Price” of any Class of Common Stock with respect to a Make-Whole Fundamental Change shall have the following meaning: (a) if the holders of such Class of Common Stock receive only cash in such Make-Whole Fundamental Change, then the “Applicable Stock Price” of such Class of Common Stock with respect to such Make-Whole Fundamental Change shall be the cash amount paid per share of such Class of Common Stock pursuant to such Make-Whole Fundamental Change; and (b) otherwise, the Applicable Stock Price of such Class of Common Stock with respect to such Make-Whole Fundamental Change shall be the average of the Last Reported Sale Prices per share of such Class of Common Stock over the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the Effective Date of such Make-Whole Fundamental Change.”

(ii) Insert clause (b)(iii) to read as follows:

“As used herein, “Stock Price” means, with respect to a Make-Whole Fundamental Change, an amount equal to the sum of (i) the product of (x) the Applicable Stock Price of the FNF Common Stock for such Make-Whole Fundamental Change and (y) the Number of FNF Basket Shares as of the Effective Date of such Make-Whole Fundamental Change; and (ii) the product of (x) the Applicable Stock Price of the FNFV Common Stock for such Make-Whole Fundamental Change and (y) the Number of FNFV Basket Shares as of such Effective Date.”

(n) Section 12.14. Section 12.14, Recapitalizations, Reclassifications and Changes in the Common Stock, of the Indenture shall apply with respect to (i) the FNF Common Stock as if each reference therein to “Common Stock” or “Daily VWAP” were instead a reference to “FNF Common Stock” or “FNF Daily VWAP”, respectively; and (ii) the FNFV Common Stock as if each reference therein to “Common Stock” or “Daily VWAP” were instead a reference to “FNFV Common Stock” or “FNFV Daily VWAP”, respectively.

(o) Section 12.16. There shall be inserted into the Indenture a new Section 12.16 immediately following Section 12.15 that shall read as follows:

“Section 12.16. Other Adjustments. If any other provision of the Indenture, including the Establishing Certificate, was affected by the Reclassification but was not otherwise amended pursuant to the Third Supplemental Indenture or otherwise, then the Company shall take such action as may be necessary to give appropriate effect to the Reclassification on any such provision, without the consent of the Trustee or any Holder.”

(p) Certificates Representing the Notes. Certificates representing Notes issued after the Effective Time may contain such departures from or other changes to the text of the form of Note set forth in Exhibit B of the Indenture to reflect the amendments to the Indenture effected hereby.

Section 3.2. Conversions After or Spanning the Effective Time; Related Matters.

(a) Notwithstanding anything to the contrary in the Indenture, the Notes, this Supplemental Indenture or the Officers’ Certificate, if a Conversion Date for the conversion of a Note occurs on or after the date of the Effective Time, then the Conversion Consideration for such conversion shall be determined as provided in this Supplemental Indenture; provided, however, that, notwithstanding anything to the contrary in the Indenture, the Notes, this Supplemental Indenture or the Officers’ Certificate:

(1)

if Physical Settlement applies to any conversion of a Note and the Conversion Settlement Date for such conversion is on or after the date of the Effective Time and the Conversion Date for such conversion is before the date of the Effective Time, then the Conversion Consideration for such conversion shall be determined pursuant to the terms of the Indenture in effect prior to the Effective Time, except that (i) each share of Pre-Reclassification Common Stock constituting such Conversion Consideration shall instead be substituted with (x) one share of FNF Common Stock and (y) 0.3333 of a share of FNFV Common Stock; and (ii) the Company shall deliver cash in lieu of any fractional share of FNF Common Stock or FNFV Common Stock in an amount it determines to be reasonable;

(2)	if Cash Settlement applies to any conversion of a Note and the Conversion Settlement Date for such conversion is on or after the date of the Effective Time and any “VWAP Trading Day” (as defined pursuant to the terms of the Indenture in effect prior to the Effective Time) of the Observation Period for such conversion occurs before the date of the Effective Time, then (i) the Conversion Consideration for such conversion on account of each such VWAP Trading Day of such Observation Period occurring before the date of the Effective Time shall be determined pursuant to the terms of the Indenture in effect prior to the Effective Time; and (ii) the Conversion Consideration for such conversion on account of each VWAP Trading Day of such Observation Period occurring on or after the Effective Time shall be determined pursuant to the terms hereof; and

(3)	if Combination Settlement applies to any conversion of a Note and the Conversion Settlement Date for such conversion is on or after the date of the Effective Time and any “VWAP Trading Day” (as defined pursuant to the terms of the Indenture in effect prior to the Effective Time) of the Observation Period for such conversion occurs before the date of the Effective Time, then (i) the Conversion Consideration for such conversion on account of each such VWAP Trading Day of such Observation Period occurring before the date of the Effective Time shall be determined pursuant to the terms of the Indenture in effect prior to the Effective Time; and (ii) the Conversion Consideration for such conversion on account of each VWAP Trading Day of such Observation Period occurring on or after the date of the Effective Time shall be determined pursuant to the terms hereof; provided, however, that (I) each share of Pre-Reclassification Common Stock constituting the Conversion Consideration for such conversion shall instead be substituted with (x) one share of FNF Common Stock and (y) `0.3333 of a share of FNFV Common Stock; and (II) the Company shall deliver cash in lieu of any fractional share of FNF Common Stock or FNFV Common Stock in an amount it determines to be reasonable.

(b) Notwithstanding anything to the contrary in the Indenture, the Notes, this Supplemental Indenture or the Officers’ Certificate, if any Trading Day referred to in Section 12.01(a)(i), or any Trading Day during a Measurement Period referred to in Section 12.01(a)(ii), occurs on the date of the Effective Time, then, for purposes of determining whether the condition set forth in Section 12.01(a)(i) or (a)(ii), as applicable, has been satisfied, such condition shall be calculated (1) pursuant to the terms of the Indenture in effect prior to the Effective Time for each such Trading Day occurring before the date of the Effective Time and (2) pursuant to the terms of the Indenture in effect from and after the Effective Time for each such Trading Day occurring on or after the date of the Effective Time.

For purposes of this Section 3.2, “Effective Time” means the first date that the Common Stock trades, regular way, on the applicable exchange or market, during regular trading hours, and for which there is a Last Reported Sale Price, FNF Daily VWAP or FNFV Daily VWAP, as applicable, for each of the FNF Common Stock and the FNFV Common Stock, in each case after giving effect to the Reclassification.

Section 4.1. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture, including the Officers’ Certificate, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 5.1. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 6.1. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Section 7.1. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8.1. Counterparts. This Supplemental Indenture may be signed in multiple counterparts which together will constitute one and the same instrument.

Section 9.1. Separability. In case any one or more of the provisions contained the Indenture or this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture or this Supplemental Indenture, but the Indenture or this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.1. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy, or claim under this Supplemental Indenture.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Fidelity National Financial, Inc.

By:	/s/ Brent Bickett
Name: Brent Bickett
Title: President

The Bank of New York Mellon Trust Company, N.A.

By:	/s/ Jonathan Glover
Name: Jonathan Glover
Title: Vice President

[SIGNATURE PAGE TO THIRD SUPPLEMENTAL INDENTURE]